Exhibit 99.1

Energy Focus, Inc. Announces 1-for-10 Reverse Stock Split

SOLON, Ohio, July 16, 2014—Energy Focus, Inc. (OTCQB:EFOI), a leader in LED lighting technologies, today announced that it will implement a 1-for-10 reverse split of its common stock effective today as of 5:00 p.m., EDT (the “Effective Time”).

The reverse stock split was approved by the Company’s stockholders at its annual meeting of stockholders held on July 15, 2014 and the Board of Directors subsequently approved a ratio for the stock split of 1-for-10. On July 16, 2014, the Company filed an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split. At the Effective Time, every ten shares of the Company’s pre-split common stock will automatically consolidate into one share of the Company’s post-split common stock.

It is expected that the Company’s common stock will begin trading on a split-adjusted basis on the OTCQB Marketplace Market at the opening of trading on July 17, 2014. The Company’s common stock will be quoted on the OTCQB Marketplace under the symbol “EFOI” with the letter “D” added to the end of the trading symbol for a period of up to 20 trading days to indicate that the reverse stock split has occurred. Following the 20 day period, the ticker symbol will revert to “EFOI.” The Company’s common stock will also trade under a new CUSIP number (29268T 300). The Company has filed an initial listing application with The NASDAQ Capital Market.

No fractional shares of the Company’s post-split common stock will be issued as a result of the reverse stock split. Instead, a stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share.

The reverse stock split will reduce the number of shares of common stock outstanding from approximately 80.2 million shares to approximately 8.02 million shares. The Certificate of Incorporation was also amended to reduce the number of authorized shares of common stock from 150,000,000 to 15,000,000. Proportional adjustments have also been made to the conversion or exercise rights under the Company’s outstanding stock options, warrants and other securities entitling their holders to purchase or receive shares of common stock so that the reverse stock split will not materially affect ownership interest, proportional voting power or the rights of holders of those securities.

Stockholders with certificated shares of pre-split common stock will be required to exchange their stock certificates for new stock certificates representing the appropriate number of shares of post-split common stock resulting from the reverse stock split. The Company’s exchange and transfer agent, Broadridge, will mail a letter of transmittal to registered stockholders holding certificated shares with instructions on how to complete the exchange. The number of shares of the Company’s common stock held in book entry form will be automatically adjusted to reflect the reverse stock split ratio for stockholders holding such shares in book entry form. All holders may be asked to complete tax forms to avoid certain withholding if they will receive cash for fractional shares.

Additional information regarding the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 26, 2014.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from Energy Focus’ forward-looking statements. These risks and uncertainties include, but are not limited to: the actual timing by the OTCQB Marketplace in updating its trading data to reflect the reverse stock split; the number of fractional shares that will be cashed out in connection with the reverse stock split; the Company’s ability to meet the qualitative and quantitative criteria for initial and/or continued listing on the Nasdaq Capital Market; and the timing and process of the Company’s transfer agent in exchanging certificates to reflect the reverse stock split. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media and Investor Contact:
Energy Focus, Inc.
(440) 715-1300
pr@energyfocusinc.com

ir@energyfocusinc.com